Exhibit 99.1

News Release                                        FOR IMMEDIATE RELEASE
Media Information Contact:                     Investor Relations Contacts:
Kim Doran                            Chuck Coppa, CFO
Quixote Group                            American Power Group Corporation
336-413-1872                            781-224-2411
kdoran@quixotegroup.com                    ccoppa@americanpowergroupinc.com

Mike Porter
Porter, LeVay, & Rose, Inc.
212-564-4700
mike@plrinvest.com

American Power Group Corporation Reports Fourth Quarter and
Year-end Fiscal 2013 Results
Quarterly Revenue Increases 176 Percent; Fiscal 2012 Revenue Increases 166 Percent To $7 Million -
Lynnfield, MA - December 19, 2013 - American Power Group Corporation (OTCQB: APGI), today announced results for the three and twelve months ending September 30, 2013. Several areas of notable progress are as follows:
Financial Highlights:

•	Q4 quarterly revenue of $2.1 million which increased 176 percent over the prior year quarter.

•	Glider kit/engine conversion order received for $800,000 from Clarke Power Services.

•
Fiscal 2013 North American vehicular revenue exceeded $1 million as compared to $268,000 in prior year. Over 300 vehicular conversion kits sold since 2011 which are spread equally between North America and International markets.

•	Oil and gas shipments during Q4 brings total oil and gas unit conversions in the field to over 230 units as of September 30th with several customers running over 30 dual fuel engines each.
Operational Highlights:

•
Obtained 361 additional OUL EPA approvals during fiscal 2013. APG remains the dominant market leader in both the number of OUL approvals (449) and the diversity of different engine models (CAT, Cummins Detroit Diesel Mack, Mercedes Benz and Volvo).

Lyle Jensen, American Power Group Corporation’s Chief Executive Officer, stated, “Overall, we are very pleased with our fiscal 2013 results, both from the perspective of a 166 percent increase in revenue as well as a significant reduction in our net operating loss. Our growth in fiscal 2013 among both new and repeat customers stems from the durability, reliability and performance of our dual fuel solution, solidifying our leadership position in the dual fuel conversion market. As we enter fiscal 2014, we anticipate adding a significant number of new customers and seeing reorders grow.
He added, “The oil and gas business was a real stand-out for us. In fiscal 2013, we sold 165 units to oil and gas customers, and these sales accounted for $5.2 million or 74 percent of our total $7.0 million in revenue. This is a marked increase over fiscal 2012’s 60 units which accounted for $1.8 million of our 2012 total revenue of $2.6 million.
Mr. Jensen continued, “When you combine our entry this year into the Canadian Oil and Gas market with APG’s expanded EPA Memo 1A testing for both Caterpillar and MTU/Detroit Diesel stationary engine models, we expect continued growth in both the drilling and high-pressure fracturing business segments supported by strong follow orders and many new customers.”
With regard to the vehicular segment of the business, Mr. Jensen said, “We continue to make steady progress in the early-adoption phase of Class 8 fleet owners who are evaluating natural gas solutions for their fleets. During fiscal 2013, we began the successful transition from direct sales and regional dealers to being selected by the WheelTime Network, LLC to be the dual fuel partner of choice for their eighteen member companies. All eighteen members have signed authorized dealer and certified installer agreements and completed sales training earlier this year. Lead members are upgrading their facilities as needed and obtaining the necessary certificates of compliance. We anticipated that as the WheelTime dealer/installer network began to come on-line, we’d see a dramatic increase in vehicular revenue. WheelTime vehicular revenue was approximately $90,000 during the first half of calendar 2013 and over $900,000 so far in the last half of the calendar year. We believe the evolving WheelTime relationship will significantly

American Power Group Corporation Press Release
December 19, 2013 Page 2
accelerate our national roll-out with a creditable and unprecedented North American network of certified diesel technicians and compliant natural gas installation centers.”
Mike Delaney, CEO of WheelTime Network LLC stated, “With the increasing number of favorable real-life APG success stories being reported from performance on the road, , WheelTime expects to see membership activity rise sharply in 2014 as more fleet managers and operators discover APG’s dual fuel advantages. The positive media coverage APG’s dual fuel solution has been getting in many of the major national and regional trade publications will only help our members in their efforts to create interest and increase business within our large network of fleet relationships in North America.”
Mr. Delaney added, “We are even more confident today in our decision to have selected APG’s dual fuel technology as the conversion solution of choice. We’ve not seen any other players in the conversion marketplace that have even close to APG’s number of approvals and none with the low cost, injector-free technology that makes APG units extremely reliable.”
Conference Call
Please join us today at 11:00 AM Eastern when we will discuss the results for the three and twelve months ended September 30, 2013. To participate, please call 1-888-510-1765 and ask for the American Power Group call using pass code 7990863. A replay of the conference call can be accessed until 11:50 PM on January 19, 2014 by calling 1-719-457-0820 and entering pass code 7990863.

Three Months ended September 30, 2013 Compared to the Three Months ended September 30, 2012
Net sales for the three months ended September 30, 2013 increased $1,364,000 or 176 percent to $2,139,000 as compared to net sales of $775,000 for the three months ended September 30, 2012. Gross profit for the three months ended September 30, 2013 was $699,000 or 33 percent of net sales as compared to a gross profit of $197,000 or 26 percent of net sales for the three months ended September 30, 2012. The gross profit for the three months ended September 30, 2013 included approximately $350,000 of cost associated with our successful effort to complete EPA Memo 1A emissions testing and qualify an additional popular engine family used in the drilling and horizontal fracturing industry. Selling, general and administrative expenses for the three months ended September 30, 2013 increased $641,000 or 89 percent to $1,362,000 as compared to $721,000 for the three months ended September 30, 2012 primarily due to increased sales and marketing costs and an increased number of employees.
During the three months ended September 30, 2013, net interest and financing expense was $20,000 as compared to net interest and financing income of $55,000 due to the refund of certain previously expensed financing costs for the three months ended September 30, 2012.
As a result of the foregoing, our net loss for the three months ended September 30, 2013 increased $153,000 or 31 percent to $653,000 or ($0.01) per basic share as compared to a net loss of $500,000 or ($0.01) per basic share for the three months ended September 30, 2012. The calculation of net loss per share available for Common shareholders of ($0.01) for the three months ended September 30, 2013 reflects the inclusion of a quarterly dividend of $239,000 paid on our 10% Convertible Preferred Stock. The calculation of net loss per share available for Common shareholders of ($0.01) for the three months ended September 30, 2012 reflects the inclusion of a quarterly dividend of $222,000 paid on our 10% Convertible Preferred Stock.

Twelve Months ended September 30, 2013 Compared to the Twelve Months ended September 30, 2012
Net sales for the twelve months ended September 30, 2013 increased $4,383,000 or 166 percent to $7,017,000 as compared to net sales of $2,634,000 for the twelve months ended September 30, 2012. Gross profit for the twelve months ended September 30, 2013 was $2,726,000 or 39 percent of net sales as compared to a gross profit of $698,000 or 27 percent of net sales for the twelve months ended September 30, 2012. The gross profit for the twelve months ended September 30, 2013 included approximately $350,000 of cost associated with our successful effort to complete EPA Memo 1A emissions testing and qualify an additional popular engine family used in the drilling and horizontal fracturing industry. Selling, general and administrative expenses for the twelve months ended September 30, 2013 increased $1,670,000 or 57 percent to $4,597,000 as compared to $2,927,000 for the twelve months ended September 30, 2012. The increase was primarily due to increased sales and marketing costs of approximately $610,000, the inclusion of approximately $425,000 of non-cash amortization expense associated with the vested WheelTime member incentive warrants and to a lesser extent and increased to the number of employees.
During the twelve months ended September 30, 2013, net interest and financing expense decreased $2,028,000 or 95 percent to $2,140,000 as compared to $1,612,000 for the twelve months ended September 30, 2012. The decrease was due to the elimination of certain financing costs and reduced borrowings resulting from the conversion of all convertible debentures during fiscal 2012.
Our net loss for the twelve months ended September 30, 2013 decreased $2,517,000 or 55 percent to $2,043,000 or ($0.04) per basic share as compared to a net loss of $4,560,000 or ($0.11) per basic share for the twelve months ended September 30, 2012.

American Power Group Corporation Press Release
December 19, 2013 Page 3
The calculation of net loss per share available for Common shareholders of ($0.06) for the twelve months ended September 30,2013 reflects the inclusion of quarterly dividends of $883,000 paid on our 10% Convertible Preferred Stock. The calculation of net loss per share available for Common shareholders of ($0.37) for the twelve months ended September 30, 2012 reflects the inclusion of quarterly dividends of $359,000 paid on our 10% Convertible Preferred Stock and a non-cash beneficial conversion feature of $9,748,000 associated with the issuance of the Preferred Stock.

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012

Net sales	$2,139,000	$775,000	$7,017,000	$2,634,000
Cost of sales	1,440,000	578,000	4,291,000	1,936,000
Gross profit (loss)	699,000	197,000	2,726,000	698,000
Selling, general and administrative	1,362,000	721,000	4,597,000	2,927,000
Operating loss from continuing operations	(663,000)	(524,000)	(1,871,000)	(2,229,000)
Other income (expense):
Interest and financing costs, net	(20,000)	55,000	(112,000)	(2,140,000)
Other, net	(37,000)	(31,000)	(127,000)	(128,000)
Other expense, net	(57,000)	24,000	(239,000)	(2,268,000)
Loss from continuing operations	(720,000)	(500,000)	(2,110,000)	(4,497,000)
Discontinued operations:
Loss on disposal of discontinued operations	—	—	—	(63,000)
Income from discontinued operations	67,000	—	67,000	—
Net loss	(653,000)	(500,000)	(2,043,000)	(4,560,000)
10% Convertible Preferred stock dividend	(239,000)	(222,000)	(883,000)	(359,000)
10% Convertible Preferred beneficial conversion feature	—	—	—	(9,748,000)
Net loss available to common stockholders	$(892,000)	$(722,000)	$(2,926,000)	$(14,667,000)
Net loss from continuing operations per share - basic and diluted	$(0.01)	$(0.01)	$(0.04)	$(0.11)
Net loss per Common share - 10% Preferred Stock dividend	(0.01)	(0.01)	(0.02)	(0.01)
Net loss per Common share - 10% Preferred Stock beneficial conversion feature	—	—	—	(0.25)
Net loss attributable to Common stockholders per share - basic and diluted	$(0.02)	$(0.02)	$(0.06)	$(0.37)

Weighted average shares outstanding - basic and diluted	47,092,000	43,920,000	46,481,000	39,352,000

American Power Group Corporation Press Release
December 19, 2013 Page 4

Condensed Consolidated Balance Sheet Data

	September 30, 2013	September 30, 2012
Assets
Current assets	$4,771,000	$6,054,000
Property, plant and equipment, net	930,000	339,000
Other assets	4,696,000	2,697,000
	$10,397,000	$9,090,000
Liabilities and Stockholders' Equity (Deficit)
Current liabilities	$2,658,000	$1,529,000
Notes payable, non-current	1,490,000	2,079,000
Obligations due under lease settlement, non-current	505,000	505,000
Stockholders' equity	5,744,000	4,977,000
	$10,397,000	$9,090,000

About American Power Group Corporation
American Power Group’s alternative energy subsidiary, American Power Group, Inc., provides a cost-effective patented Turbocharged Natural Gas™ conversion technology for vehicular, stationary and off-road mobile diesel engines. American Power Group's dual fuel technology is a unique non-invasive energy enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: (1) diesel fuel and liquefied natural gas; (2) diesel fuel and compressed natural gas; (3) diesel fuel and pipeline or well-head gas; and (4) diesel fuel and bio-methane, with the flexibility to return to 100% diesel fuel operation at any time. The proprietary technology seamlessly displaces up to 80% of the normal diesel fuel consumption with the average displacement ranging from 40% to 65%. The energized fuel balance is maintained with a proprietary read-only electronic controller system ensuring the engines operate at original equipment manufacturers’ specified temperatures and pressures. Installation on a wide variety of engine models and end-market applications require no engine modifications unlike the more expensive invasive fuel-injected systems in the market. See additional information at: www.americanpowergroupinc.com.

Caution Regarding Forward-Looking Statements and Opinions
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, results of future operations, difficulties or delays in developing or introducing new products and keeping them on the market, the results of future research, lack of product demand and market acceptance for current and future products, adverse events, product changes, the effect of economic conditions, the impact of competitive products and pricing, governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the results of litigation, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2012 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.